EXHIBIT 21

Pogo Producing Company

Subsidiaries

Arch Petroleum Inc. (Delaware corporation)
B8/32 Partners Ltd. (Thailand limited company)
Countertrey, Inc. (Delaware corporation)
North Central Oil Corporation (Delaware corporation)
Pogo Denmark ApS (Danish limited liability company)
Pogo Hungary Oil and Gas Exploration and Exploitation Limited Liability Company (Hungarian limited liability company)
Pogo North Sea Limited (United Kingdom corporation)
Pogo Offshore Pipeline Co. (Delaware corporation)
Pogo Onshore Pipeline Company (Delaware corporation)
Pogo Overseas Production B.V. (Netherlands private company with limited liability)
Pogo Services and Technology Company Delaware corporation)
Sampack, Inc. (Delaware corporation)
Tantawan Services, LLC (Delaware limited liability company)
Thailand Finance Company (Delaware corporation)
Thaipo Limited (Thailand limited company)
Van Apeldoorn Crystal Holding B.V. (Netherlands private company with limited liability)